FOR IMMEDIATE RELEASE

TORRENT ADDS SIGNIFICANT TECHNICAL EXPERTISE AND INDEPENDENCE TO THE BOARD OF DIRECTORS

Seattle, Washington – October 12, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following new members and changes to the Company’s board of directors.

Mr. Michael Raleigh, P.Eng, M.B.A., has agreed to join the board of directors immediately. Mr. Raleigh has over twenty-seven years of petroleum engineering, management and business development experience including fifteen years with Schlumberger (and companies acquired by Schlumberger) located in Houston, Dubai, London, and Calgary. He has a wealth of experience in the Uintah Basin, Williston Basin, Piceance Basin, Green River Basin, Fort Worth Basin, Texas Gulf Coast, West Texas and South Texas in addition to tight gas and coalbed exploitation projects. Mr. Raleigh currently is a Managing Director of Domain Energy Advisors, LLC in Houston. He received his Bachelor of Science in Chemical Engineering from Queen’s University (Ontario) in 1979 and his Masters of Business Administration from the University of Colorado (Colorado) in 1993.

Mr. Curtis Hartzler, P.Eng, has also agreed to join the board of directors effective immediately. Mr. Hartzler has over thirty-four years of direct oil and gas experience including engineering evaluations, drilling and completion programs, facility installations, and property dispositions. He was President of a Calgary based privately-owned oil and gas company from 1991 to 2000 where he successfully grew the asset base from $40 million to $250 million. More recently he was President of Goose River Resources Ltd., a junior public oil and gas company, which was grown from an absolute startup to production of approximately 600 BOED (barrels of oil equivalent per day). The company was sold in 2005 yielding an 87% return for the shareholders. Mr. Hartzler is currently President of G2 Resources Ltd. in Calgary, a public startup company which commenced upon the sale of Goose River. He received his Mechanical Engineering Degree from the University of Calgary in 1972.

In addition to the two new directors, Mr. William (Bill) Lansing has been appointed the new Chairman of the board (see May 3 press release) due to Mr. Mark Gustafson tendering his resignation as director and Chairman of the Company. As a direct result of these changes, the majority of the board members are now classified as independent directors. Not only does this allow the Company to meet one of the important requirements for a move to a more senior exchange, but it also mirrors good corporate governance principles.

The board of directors of the Company is also pleased to announce that an advisory board has been created which will allow the directors ongoing access to the experience and expertise of the advisory members. The first set of appointments includes Mark Gustafson and Thomas J. Deacon, a former officer and director of the Company’s two operating subsidiaries.

Torrent’s former Chairman, Mark Gustafson, states “the Company now has a very capable and experienced board of directors and management team, led by John Carlson, in place to move the Company forward in its goal of commercial gas production. Tom and I are always available to assist where and when required.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John Carlson, President & CEO

For more information contact:
Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that our board of directors and management team is in place to move us forward in our goal of commercial gas production. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified directors, employees or consultants, potential delays or obstacles in spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our 424 prospectus filed on Edgar on May 5, 2005.